Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact:
Eric Lindblom (Investors) - 336-436-6739
investor@labcorp.com
Pam Sherry (Media) - 336-436-4855
sherryp@labcorp.com
Shareholder Direct: - 800-LAB-0401

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2007 SECOND QUARTER RESULTS

Second Quarter Net Sales Growth of 15.4% Drives EPS Increase of 20.7%

Burlington, NC, July 24, 2007 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter and six months ended June 30, 2007.

Second Quarter Results
Net earnings increased 10.5% to $128.7 million, compared to second quarter 2006 net earnings of $116.4 million. Excluding restructuring and other special charges recorded in 2007, net earnings increased 14.1% to $132.8 million. Earnings per diluted share (EPS) increased 20.7% to $1.05, compared to $0.87 per diluted share in the second quarter of 2006. Excluding restructuring and other special charges recorded in 2007, EPS increased 25.3% to $1.09. Earnings before interest, taxes, depreciation, amortization, and restructuring and other special charges (EBITDA) were $279.6 million for the quarter, or 26.8% of net sales.

The Company recorded pre-tax restructuring and other special charges of $7.0 million during the second quarter of 2007, primarily related to the closing of redundant facilities.

Revenues for the quarter were $1,043.1 million, an increase of 15.4% compared to the same period in 2006. Compared to the second quarter of 2006, testing volume, measured by accessions, increased 14.2%, and price increased 1.2%.

—more—

Operating cash flow for the quarter was $153.1 million, compared to $128.5 million in the same period in 2006. The balance of cash and short-term investments at the end of the quarter was $51.7 million. During the quarter, the Company repurchased $51.5 million of stock, representing 668,000 shares. As of June 30, 2007, approximately $440.5 million of repurchase authorization remained under the Company’s approved repurchase plan.

Six-Month Results
Net earnings for the period increased to $251.2 million, compared to 2006 six-month net earnings of $218.3 million. Excluding restructuring and other special charges recorded in 2007, net earnings increased 16.9% to $255.3 million. EPS increased 25.3% to $2.03 for the first six months of 2007, compared to EPS of $1.62 in the first six months of 2006. Excluding restructuring and other special charges recorded in 2007, EPS increased 27.2% to $2.06 and EBITDA was $540.1 million, or 26.5% of net sales.

Revenues for the period were $2,041.8 million, an increase of 14.6% compared to the same period in 2006. Compared to the same period in 2006, testing volume, measured by accessions, increased 13.3%, and price increased 1.3%.

During the first half of the year, the Company generated operating cash flow of $338.9 million, compared to $307.1 million in the same period in 2006. Additionally, the Company repurchased $409.5 million of stock, representing 5.8 million shares.

“We are extremely pleased with our results for the first half of 2007,” said David P. King, Chief Executive Officer. “Net sales, net earnings and EPS all grew significantly compared to the first half of 2006. Revenue and earnings grew across the board, continuing to demonstrate that our strategy of science, service and true partnership with managed care companies provides value not only to our customers but also to our shareholders.”

Outlook For 2007
The Company updated its guidance for 2007, originally issued on April 26, 2007. Taking into account share repurchases made year-to-date and excluding any share repurchase activity after June 30, 2007, and excluding restructuring and other special charges recorded in 2007, the Company expects revenue growth of 13% to 14%, EBITDA margins of approximately 26.4% to 26.9%, diluted earnings per share of between $4.11 and $4.27, operating cash flow of approximately $690 million to $710 million, excluding any transition payments related to the Company’s agreement with UnitedHealthcare, capital expenditures of approximately $100 million to $110 million, excluding any capital expenditures related to the Company’s agreement with UnitedHealthcare, net interest of approximately $45 million, and a bad debt rate of approximately 4.8% of net sales for the remainder of the year.

The Company today is filing an 8-K that will include additional information on its business and operations, including financial guidance for 2007. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp’s quarterly results will be held today at 10:00 a.m. Eastern Time and is available in a listen-only mode by dialing 212-231-6005. A telephone replay of the call will be available through July 31, 2007 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 21343811. A live online broadcast of LabCorp’s quarterly conference call on July 24, 2007 will be available at www.labcorp.com or at www.streetevents.com beginning at 12:00 p.m. Eastern Time. This webcast will be archived and accessible continuing through August 23, 2007.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.

— End of Text —

— Table to Follow —

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006

Net sales	$1,043.1	$903.7	$2,041.8	$1,782.2
Cost of sales	601.1	510.9	1,178.1	1,016.7
Selling, general and administrative	209.1	190.2	414.1	381.1
Amortization of intangibles and other assets	13.4	13.0	26.7	26.0
Restructuring and other special charges	7.0	--	7.0	--

Operating income	212.5	189.6	415.9	358.4

Other income (expense)	(0.5)	(1.2)	(0.9)	(1.8)
Investment income	0.7	1.2	2.8	1.6
Interest expense	(12.6)	(11.6)	(25.2)	(23.5)
Income from joint venture partnerships	19.3	17.9	35.7	33.3

Earnings before income taxes	219.4	195.9	428.3	368.0
Provision for income taxes	90.7	79.5	177.1	149.7

Net earnings	$128.7	$116.4	$251.2	$218.3

Net earnings, excluding non-recurring items:
Net earnings	$128.7	$116.4	$251.2	$218.3
Restructuring and other special charges, net of tax	4.1	--	4.1	--

Net earnings, excluding non-recurring items	$132.8	$116.4	$255.3	$218.3

Diluted earnings per common share:
Diluted earnings per share	$1.05	$0.87	$2.03	$1.62
Impact of restructuring and other special charges	0.04	--	0.03	--

Diluted earnings per share	$1.09	$0.87	$2.06	$1.62

Weighted average shares outstanding	122.1	136.3	123.9	136.6

EBITDA	$279.6	$247.1	$540.1	$470.9

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	June 30,	December 31,
	2007	2006

Cash and short-term investments	$51.7	$186.9
Accounts receivable, net	634.2	541.3
Property, plant and equipment	414.0	393.2
Intangible assets and goodwill, net	2,085.9	2,094.2
Investments in joint venture partnerships	640.0	577.9
Other assets	177.8	207.3

	$4,003.6	$4,000.8

Zero coupon-subordinated notes	559.1	554.4
5 1/2% senior notes due 2013	352.4	352.6
5 5/8% senior notes due 2015	250.0	250.0
Other liabilities	916.1	866.7
Shareholders' equity	1,926.0	1,977.1

	$4,003.6	$4,000.8

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	Six Months Ended June 30 2007	Six Months Ended June 30 2006

Net cash provided by operating activities	$338.9	$307.1
Net cash used for investing activities	(2.0)	(214.1)
Net cash used for financing activities	(379.9)	(122.6)
Effect of exchange rates on cash	0.0	0.8

Net increase(decrease) in cash	(43.0)	(28.8)
Cash at beginning of period	51.5	45.4

Cash at ending of period	$8.5	$16.6

Free Cash Flow:
Net provided by operating activities	$338.9	$307.1
Less: Capital expenditures	(73.0)	(42.4)

Free cash flow	$265.9	$264.7

Notes to Financial Tables

1)

EBITDA represents earnings before interest, income taxes, depreciation, amortization, and nonrecurring charges, and includes the Company’s proportional share of the underlying EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three- and six-month periods ended June 30, 2007 and 2006:

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006

Earnings before income taxes	$219.4	$195.9	$428.3	$368.0
Add(subtract):
Interest expense	12.6	11.7	25.2	23.5
Investment income	(0.7)	(1.2)	(2.8)	(1.6)
Other(income)expense, net	0.5	1.2	0.9	1.8
Depreciation	26.1	25.6	52.5	50.9
Amortization	13.4	13.0	26.7	26.0
Restructuring and other special charges	7.0	--	7.0	--
Joint venture partnerships' depreciation and amortization	1.3	0.9	2.3	2.3

EBITDA	$279.6	$247.1	$540.1	$470.9

2)

During the second quarter of 2007, the Company recorded charges of approximately $7.0 million, primarily related to the closure of redundant facilities. The after tax impact of these charges reduced net earnings for the quarter and for the six months ended June 30, 2007, by $4.1 million and second quarter diluted EPS by $0.04 ($4.1 million divided by 122.1 million shares). The charges reduced diluted EPS for the six months ended June 30, 2007 by $0.03 ($4.1 million divided by 123.9 million shares).